EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

PLACE OF
SUBSIDIARY	INCORPORATION	D/B/A NAME

Datawatch International	England and Wales	Datawatch International
Limited		Limited

Datawatch Pty Ltd.*	Australia	Datawatch Pty Ltd.

Datawatch Europe Limited*	England and Wales	Datawatch Europe

Datawatch GmbH*	Germany	Datawatch GmbH

Datawatch Analytics (Singapore)	Singapore	Datawatch Analytics (Singapore)
Pte Ltd. *		Pte Ltd.

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*All of the shares of capital stock of Datawatch Pty Ltd., Datawatch Europe Limited, Datawatch GmbH and Datawatch Analytics (Singapore) Pte Ltd. are owned by Datawatch International Limited.